Exhibit 99.1

KEYSOURCE FINANCIAL, INC.

2007 INCENTIVE STOCK OPTION PLAN, AS
ASSUMED BY BNC BANCORP AND AMENDED

AND RESTATED EFFECTIVE SEPTEMBER 14, 2012

BNC Bancorp, a North Carolina corporation (“BNC”), as successor in interest by merger to KeySource Financial, Inc., a North Carolina corporation (“KeySource”), does herein set forth the terms of the KeySource Financial, Inc. 2007 Incentive Stock Option Plan (hereinafter referred to as this "Plan") which was adopted by KeySource's Board of Directors and the shareholders of KeySource as provided in Paragraph 22 hereof, and assumed by BNC pursuant to that certain Agreement and Plan of Merger between BNC and KeySource dated as of December 21, 2011, as amended (the "Merger Agreement"), and amended and restated effective September 14, 2012 (the "Merger Effective Date"). As used herein, "Company" means (unless the context otherwise requires, as determined by the Committee) (i) prior to the Merger Effective Date, KeySource; and (ii) after the Merger Effective Date, the "Company" shall refer to BNC, the surviving corporation in the merger of KeySource into BNC, pursuant to the Merger Agreement.

1.            Purpose of the Plan.  The purpose of this Plan is to provide for the grant of Incentive Stock Options qualifying for the tax treatment afforded by Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and Nonstatutory Stock Options, as applicable (hereinafter collectively referred to as "Option" or "Options"), to eligible officers and employees (subject to any restrictions imposed pursuant to Paragraph 4 below including, without limitation, any restriction for any employees of BNC or its subsidiaries employed at the time of the Merger pursuant to NASDAQ Listing Rule 5635(c)(3) and the related interpretive material in IM-5635-1, or any successor provision thereto) of the Company and its direct and indirect subsidiaries (hereinafter referred to as "Eligible Employees") who wish to invest in the Company's common stock (hereinafter referred to as "Common Stock"). Without limiting the effect of the foregoing, on and after the Merger Effective Date, references to the “Common Stock” shall mean the Common Stock of BNC. The Company believes that participation in the ownership of the Company by Eligible Employees will be to the mutual benefit of the Company and Eligible Employees. The existence of this Plan will enhance the Company's ability to attract capable individuals to employment in key employee positions. Notwithstanding anything else to the contrary in this Plan, on or after the Merger Effective Date, all Options granted to Eligible Employees shall be Nonstatutory Stock Options unless the Company has otherwise received shareholder approval to issue Incentive Stock Options in accordance with Code Section 422 and related regulations.

2.            Administration of the Plan.

(a)          This Plan shall be administered by the Compensation Committee of the Board, which shall, if and to the extent required, be composed solely of two or more members of the Board who are "non-employee directors" as described in Rule 16b-3 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended (hereinafter referred to as the "Committee"). As used herein, "Board" means the Board of Directors of the Company. Without limiting the effect of the foregoing, on and after the Merger Effective Date, references to the "Board" shall mean the Board of Directors of BNC. The members of the Committee shall be appointed by the Board and shall serve at the pleasure of the Board, which may remove members from, add members to, or fill vacancies in the Committee.

(b)          The Committee shall decide to whom Options shall be granted under this Plan, the number of shares as to which Options shall be granted subject to the limitations set forth in Paragraph 11 of this Plan, the Option Price (as hereinafter defined) for such shares and such additional terms and conditions for such Options as the Committee deems appropriate.

(c)          A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved unanimously in writing by the Committee, shall be considered as valid actions by the Committee.

(d)          The Board may designate any officers or employees of the Company or its subsidiaries to assist in the administration of this Plan. The Board may authorize such individuals to execute documents on its behalf and may delegate to them such other ministerial and limited discretionary duties as the Board may deem fit.

3.            Shares of Common Stock Subject to the Plan.  The maximum number of shares of Common Stock that shall be available initially for Options under this Plan is one hundred seventy-two thousand two hundred fourteen (172,214) shares, subject to adjustment as provided in Paragraph 15 hereof; provided, however, that such maximum aggregate number of shares and the numbers of shares referenced in (i) and (ii) herein shall be adjusted as of the Merger Effective Date as may be necessary to comply with the Merger Agreement and NASDAQ Listing Rule 5635(c)(3) and the related interpretive material in IM-5635-1, or any successor provision thereto. Shares subject to Options which expire or terminate prior to the issuance of the shares of Common Stock shall again be available for future grants of Options under this Plan.

4.            Eligibility.  Options under this Plan may be granted to any Eligible Employee as determined by the Committee. An individual may hold more than one Option under this or other plans adopted by the Company or its affiliates. Notwithstanding the preceding two sentences, the grant of any Options to a Eligible Employee under the Plan after the Merger Effective Date shall be subject to, and may only be made if in accordance with, applicable laws, including but not limited to (a) Section 422 of the Code and (b) the requirements applicable under NASDAQ Listing Rule 5635(c)(3) and the related interpretive material in IM-5635-1, or any successor provision thereto.

5.            Grant of Options.

(a)          The Committee shall authorize that Options for shares of Common Stock shall be granted to certain Eligible Employees (subject to any restrictions imposed pursuant to Paragraph 4 above) of the Company which Options shall be granted based upon the past service and the continued participation of those individuals in the operations of the Company and/or any of its direct or indirect subsidiaries. The allocation of said Options shall be as determined by a majority vote of the Committee at one or more meetings called for such purpose, or upon action by consent from all of the members of the Committee.

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(b)          Upon the forfeiture of an Option for whatever reason prior to the expiration of the Option Period (as defined in Paragraph 10 hereof) the shares of Common Stock covered by a forfeited Option shall be available for the granting of additional Options to Eligible Employees during the remaining term of this Plan upon such terms and conditions as may be determined by the Committee. The number of additional Options to be granted to specific Eligible Employees during the term of this Plan shall be determined by the Committee as provided in Subparagraph 2(b) hereof.

6.            Vesting of Options.

(a)          Unless the Committee determines otherwise in an Option Agreement or the Board separately determines to accelerate the vesting of outstanding Options in their sole discretion pursuant to Subparagraph 6(e) below, Options granted under this Plan shall vest and the right of an Optionee to exercise an Option shall be nonforfeitable in accordance with the following schedule:

Date When Such Options Become Vested	Percentage of Such Options Vested

Date of grant	20%
First Anniversary of the date of grant	20%
Second Anniversary of the date of grant	20%
Third Anniversary of the date of grant	20%
Fourth Anniversary of the date of grant	20%

(b)          In determining the number of shares of Common Stock under each Option vested under the above vesting schedule, an Optionee shall not be entitled to exercise an Option to purchase a fractional number of shares of the Common Stock. If the product resulting from multiplying the vested percentage times the Option results in a fractional number of shares of Common Stock, then an Optionee's vested right shall be to the whole number of shares of Common Stock disregarding any fractional shares of Common Stock.

(c)        Unless the Committee determines otherwise in an Option Agreement, in the event that the employment of an Optionee terminates for any reason, other than the Optionee's disability, death, retirement, or following a “change in control” of the Company, the Optionee's Options under this Plan shall be forfeited and shall be available again for grant to Eligible Employees as may be determined by the Committee. Such forfeiture shall apply whether or not any such Options have been vested.

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(d)        Unless the Committee determines otherwise in an Option Agreement, in the event that the employment of an Optionee with the Company should terminate because of such Optionee's disability, death, or retirement, or following a "change in control" of the Company prior to the date when all Options allocated to the Optionee would be 100% vested in accordance with the applicable schedule in subparagraph 6(a) above, then, notwithstanding the foregoing schedule in subparagraph 6(a) above, all Options allocated to such Optionee shall immediately become fully vested and nonforfeitable. For purposes of this Plan, the term disability shall be defined in the same manner as such term is defined in Section 22(e)(3) of the Code. When used in this Plan, the phrase "change in control" refers to (i) the acquisition by any person, group of persons or entity of the beneficial ownership or power to vote more than twenty-five (25%) percent of the Company's outstanding stock, (ii) during any period of two (2) consecutive years, a change in the majority of the Board unless the election of each new Director was approved by at least two-thirds of the Directors then still in office who were Directors at the beginning of such two (2) year period, or (iii) a reorganization, merger, or consolidation of the Company with one or more other entities in which the Company is not the surviving entity, or the transfer of all or substantially all of the assets or shares of the Company to another person or entity. Notwithstanding anything else herein, a transaction or event shall not be considered a change in control if, prior to the consummation or occurrence of such transaction or event, the Optionee and the Company agree in writing that the same shall not be treated as a change in control for purposes of this Plan.

(e)          In the event of a change in control of the Company (as defined in Subparagraph 6(d) above) prior to the date when all Options allocated to an Optionee would be 100% vested in accordance with the schedule in Subparagraph 6(a) above, the Board may, in its sole discretion, deem that all Options allocated to such Optionee shall immediately become fully vested and nonforfeitable as of the effective time of the change in control, notwithstanding the vesting schedule in Subparagraph 6(a).

7.            Option Price.

(a)          The price per share of each Option granted under this Plan (hereinafter called the "Option Price") shall be determined by the Committee as of the effective date of grant of such Option, but in no event shall the Option Price be less than 100% of the Fair Market Value (as hereinafter defined) of Common Stock on the date of grant. If an Optionee (as hereinafter defined) at the time that an Option is granted owns stock possessing more than ten (10%) percent of the total combined voting power of all classes of stock of the Company, then the Option Price per share of each Option granted under this Plan shall be no less than 110% of the Fair Market Value of Common Stock on the date of grant and such Option shall not be exercisable more than five (5) years from the date of grant. An Option shall be considered as granted on the date that the Committee acts to grant such Option or such later date as the Committee shall specify in an Option Agreement (as hereinafter defined).

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(b)          With respect to Options granted before the Merger Effective Date, the fair market value of a share of Common Stock shall be determined as follows: (i) if on the date as of which such determination is being made, Common Stock being valued is admitted to trading on a securities exchange or exchanges for which actual sale prices are regularly reported, or actual sale prices are otherwise regularly published, the fair market value of a share of Common Stock shall be deemed to be equal to the closing sale price as reported on the date as of which such determination is made; provided, however, that, if a closing sale price is not reported for such date, then the fair market value shall be equal to the closing sale price on the most recent trading day for which a closing sale price is available, or (ii) if on the date as of which such determination is made, no such closing sale prices are reported, but quotations for Common Stock are regularly listed on the National Association of Securities Dealers Automated Quotation System or another comparable system, the fair market value of a share of Common Stock shall be deemed to be equal to the arithmetic mean of the bid and asked prices for such Common Stock quoted on such system as reported for the date as of which such determination is made, but if bid and asked prices are not available for such date, then the fair market value shall be equal to the arithmetic mean of the bid and asked prices on the most recent trading day for which such prices are available, or (iii) if no such quotations are available, the fair market value of a share of Common Stock shall be deemed to be the average of the bid and asked prices furnished by a professional securities dealer making a market in such shares, as selected by the Committee, for the most recent trading date practicable. In the event that none of the foregoing methods can be applied to establish the fair market value of the Common Stock, the Board shall adopt a reasonable valuation method, which valuation method shall take into consideration all available information material to the valuation of the Common Stock, and shall apply such valuation method in a reasonable manner to fix the fair market value of the Common Stock for the purposes of this Plan.

(c)          With respect to Options granted on or after the Merger Effective Date, and with respect to the Company’s Common Stock, the market price per share of such Common Stock determined by the Committee, consistent with the requirements of Section 422 of the Code and to the extent consistent therewith, as follows, as of the date specified in the context within which such term is used: (i) if the Common Stock was traded on a stock exchange on the date in question, then the "Fair Market Value" will be equal to the closing price reported by the applicable composite-transactions report for such date; (ii) if transactions in the Common Stock were quoted on the Nasdaq National Market on the date in question, then the Fair Market Value will be equal to the last-transaction price quoted by the Nasdaq National Market; (iii) if transactions in the Common Stock were quoted on a system of The Nasdaq Stock Market, Inc., but not the Nasdaq National Market, then the Fair Market Value will be equal to the average of the last reported representative bid and asked prices quoted by The National Stock Market, Inc. for such date; and (iv) if none of the foregoing provisions is applicable, then the Fair Market Value will be determined by the Committee in good faith on such basis as it deems appropriate. The Committee shall maintain a written record of its method of determining Fair Market Value.

8.            Payment of Option Price.  Payment for shares subject to an Option may be made in cash or in shares of Common Stock, including shares of Common Stock underlying such Option.

9.            Terms and Conditions of Grant of Options.  Each Option granted pursuant to this Plan shall be evidenced by a written Incentive Stock Option Agreement (hereinafter referred to as "Option Agreement") with each Eligible Employee (hereinafter referred to as "Optionee") to whom an Option is granted; such agreement shall be substantially in the form attached hereto as "Exhibit A," unless the Committee shall adopt a different form and, in each case, may contain such other, different, or additional terms and conditions as the Committee may determine. The Option shall terminate as provided in Paragraph 13 hereof. In addition to any further conditions provided herein and in the Option Agreement, the right of an Optionee to exercise the Option to purchase the Option Shares, either in whole or in part, shall be conditioned upon the completion by the Optionee of one (1) full year of service in the employment of the Company following the date of grant of the Option.

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10.          Option Period.  Each Option Agreement shall set forth a period during which such Option may be exercised (hereinafter referred to as the "Option Period"); provided, however, that the Option Period shall not exceed ten (10) years after the date of grant of such Option as specified in an Option Agreement.

11.          Limitation on Grant of Incentive Stock Options. No one Optionee shall be granted more than 40% of the shares reserved for issuance under this Plan pursuant to the provisions of Paragraph 3 hereof; provided, however, that the award limitations referenced in this Section 11 shall be adjusted as necessary to comply with the Merger Agreement and NASDAQ Listing Rule 5635(c)(3) and the related interpretive material in IM-5635-1, or any successor provision thereto. Moreover, notwithstanding any other provision of this Plan, if any person shall be granted an Option under this Plan which would cause such person's "annual vesting amount" to exceed $100,000.00, then such Options as shall be found to exceed $100,000 in "annual vesting amount", and any other Options that do not qualify as incentive stock options pursuant to Section 422(d) of the Code for any reason, shall be treated as Options which are not qualified incentive stock options pursuant to Section 422(d) of the Code, otherwise referred to herein as “Nonstatutory Stock Options”. With respect to any calendar year, a person's "annual vesting amount" is the aggregate fair market value of stock subject to incentive stock options with respect to which such options are first exercisable during such calendar year. For purposes of the foregoing, the aggregate fair market value of stock with respect to which incentive stock options are first exercisable during any calendar year shall be determined by taking into account all such options granted to such person under all incentive stock option plans of the Company or of any of its parent or subsidiary companies.

12.          Exercise of Stock Options.  An Option shall be exercised by written notice to the Committee signed by an Optionee or by such other person as may be entitled to exercise such Option. In the exercise of an Option, the aggregate Option Price for the shares being purchased may be paid in cash or in shares of Common Stock and must be accompanied by a notice of exercise. The written notice shall state the number of shares with respect to which an Option is being exercised and, shall either be accompanied by the payment of the aggregate Option Price for such shares or shall fix a date (not more than ten (10) business days from the date of such notice) by which the payment of the aggregate Option Price will be made. An Optionee shall not exercise an Option to purchase less than 100 shares, unless the Committee otherwise approves or unless the partial exercise is for the remaining shares available under such Option. A certificate or certificates for the shares of Common Stock purchased by the exercise of an Option shall be issued in the regular course of business subsequent to the exercise of such Option and the payment therefor. During the Option Period, no person entitled to exercise any Option granted under this Plan shall have any of the rights or privileges of a shareholder with respect to any shares of Common Stock issuable upon exercise of such Option, until certificates representing such shares shall have been issued and delivered and the individual's name entered as a shareholder of record on the books of the Company for such shares.

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13.          Effect of Termination of Employment, Retirement, Disability or Death. Unless the Committee determines otherwise in an Option Agreement, the following provisions shall apply:

(a)          In the event of the termination of employment of an Optionee either by reason of (i) being discharged for cause or (ii) termination of employment for a reason other than the Optionee’s death, retirement, disability, or following a "change in control" of the Company (as defined in Paragraph 6(d)), any Option or Options granted to the Optionee under this Plan, to the extent not previously exercised or expired, and regardless of any vesting pursuant to Paragraph 6 hereof, shall immediately terminate. The phrase "discharged for cause" shall include termination at the sole discretion of the Board because of such Optionee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), a final cease and desist order, or material breach of any provision of any employment agreement that such Optionee may have with the Company.

(b)          In the event of the termination of employment of an Optionee as a result of such Optionee's retirement, all Options granted such Optionee shall vest and such Optionee shall have the right to exercise an Option granted under this Plan, to the extent that it has not previously been exercised or expired, for a period of three (3) months after the date of retirement, but in no event may any Option be exercised later than the end of the Option Period provided in such Option Agreement in accordance with Paragraph 10 hereof. For purposes of this Plan, the term "retirement" shall mean, subject to Board approval in each instance, (i) termination of an Optionee's employment under conditions which would constitute retirement under any tax qualified retirement plan maintained by the Company or any of its subsidiaries or (ii) attaining age 65.

(c)          In the event of the termination of employment of an Optionee by reason of such Optionee's disability, all Options granted such Optionee shall vest and such Optionee shall have the right to exercise an Option granted under this Plan, to the extent that it has not previously been exercised or expired, at any time within twelve (12) months after the last date on which such Optionee provides services as an officer or an employee before being disabled, but in no event may any Option be exercised later than the end of the Option Period provided in such Option Agreement in accordance with Paragraph 10 hereof. For purposes of this Plan, the term "disability" shall be defined in the same manner as such term is defined in Section 22(e)(3) of the Code.

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(d)          Notwithstanding anything else herein, in the event that an Optionee should die (i) while employed by the Company or any of its subsidiaries, (ii) within three (3) months after retirement, (iii) within three (3) months after Optionee’s termination following a change in control, or (iv) within twelve (12) months after Optionee’s termination by reason of Optionee’s disability, any Option or Options granted to the Optionee under this Plan and not previously exercised or expired shall vest and shall be exercisable, according to their respective terms, by the personal representative of such Optionee or by any person or persons who acquired such Options by bequest or inheritance from such Optionee, notwithstanding any limitations placed on the exercise of such Options by this Plan or an Option Agreement, immediately in full and at any time within twelve (12) months after the date of death of such Optionee, but in no event may any Option be exercised later than the end of the Option Period provided in such Option Agreement in accordance with Paragraph 10 hereof. Any references herein to an Optionee shall be deemed to include any person entitled to exercise an Option under the terms of this Plan after the death of such Optionee under the terms of this Plan.

(e)          In the event of the termination of employment of an Optionee following a "change in control" of the Company (as defined in Paragraph 6(d)), all Options granted such Optionee shall vest and such Optionee shall have the right to exercise any Option or Options granted to the Optionee under this Plan, to the extent they have not previously been exercised or expired, for a period of three (3) months after the date of termination, but in no event may any Option be exercised later than the end of the Option period provided in such Option Agreement in accordance with Paragraph 10 hereof.

14.          Effect of Plan on Employment Status.  The fact that the Committee has granted an Option to an Optionee under this Plan shall not confer on such Optionee any right to employment with the Company, it subsidiaries or any of their respective affiliates or to a position as an officer or an employee of the Company, its subsidiaries or any of their respective affiliates nor shall it limit the right of the Company to remove such Optionee from any position held by the Optionee or to terminate the Optionee's employment at any time.

15.          Adjustment Upon Changes in Capitalization; Dissolution or Liquidation.

(a)          In the event of a change in the number of shares of Common Stock outstanding by reason of a stock dividend, stock split, recapitalization, reorganization, merger, exchange of shares, or other similar capital adjustment, prior to the termination of an Optionee's rights under this Plan, equitable proportionate adjustments shall be made by the Committee in (i) the number and kind of shares which remain available under this Plan and (ii) the number, kind, and the Option Price of shares subject to unexercised Options under this Plan. The adjustments to be made shall be determined by the Committee and shall be consistent with such change or changes in the Company's total number of outstanding shares; provided, however, that no adjustment shall change the aggregate Option Price for the exercise of Options granted under this Plan.

(b)          The grant of Options under this Plan shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company's capital structure or its business, or any merger or consolidation of the Company, or to issue bonds, debentures, preferred or other preference stock ahead of or affecting Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business.

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(c)          Except upon a "change in control" as defined in Paragraph 6(d) hereof, upon the effective date of the dissolution or liquidation of the Company, this Plan and any Options granted hereunder, shall terminate.

16.          Non-Transferability.  Any Option granted under this Plan shall not be assignable or transferable except, in the case of the death of an Optionee, by will or by the laws of descent and distribution. In the event of the death of an Optionee, the personal representative, the executor or the administrator of such Optionee's estate, or the person or persons who acquired by bequest or inheritance the rights to exercise such Option, may exercise any Option or portion thereof to the extent not previously exercised by an Optionee or expired, in accordance with its terms and Subparagraph 13(d) hereof.

17.          Tax Withholding.  The employer of a person granted an Option under this Plan shall have the right to deduct or otherwise effect a withholding of any amount required by federal or state laws to be withheld with respect to the grant, exercise or the sale of stock acquired upon the exercise of an Option in order for the employer to obtain a tax deduction otherwise available as a consequence of such grant, exercise or sale, as the case may be.

18.          Listing and Registration of Option Shares.  Any Option granted under the Plan shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration, or qualification of the shares covered thereby upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issuance or purchase of shares thereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

19.          Exculpation and Indemnification.  In connection with this Plan, no member of the Committee shall be personally liable for any act or omission to act in such person's capacity as a member of the Committee, nor for any mistake in judgment made in good faith, unless arising out of, or resulting from, such person's own bad faith, gross negligence, willful misconduct, or criminal acts. To the extent permitted by applicable law and regulation, the Company shall indemnify and hold harmless the members of the Committee, and each other officer or employee of the Company or of any subsidiary thereof to whom any duty or power relating to the administration or interpretation of this Plan may be assigned or delegated, from and against any and all liabilities (including any amount paid in settlement of a claim with the approval of the Board) and any costs or expenses (including counsel fees) incurred by such persons arising out of, or as a result of, any act or omission to act in connection with the performance of such person's duties, responsibilities, and obligations under this Plan, other than such liabilities, costs, and expenses as may arise out of, or result from, the bad faith, gross negligence, willful misconduct, or criminal acts of such persons.

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20.          Amendment and Modification of the Plan.  The Board may at any time and from time to time amend or modify this Plan (including the form of Option Agreement) in any respect consistent with applicable regulations; provided, however, that no amendment or modification shall be made that increases the total number of shares of Common Stock covered by this Plan or effects any change in the categories of persons who may receive Options under this Plan or materially increases the benefits accruing to Optionees under this Plan unless such change is approved by the holders of a majority of the issued and outstanding shares of Common Stock. Any amendment or modification of this Plan shall not materially reduce the benefits under any Option theretofore granted to an Optionee under this Plan without the consent of such Optionee or the transferee thereof in the event of the death of such Optionee.

21.          Termination and Expiration of the Plan.  This Plan may be abandoned, suspended, or terminated at any time by the Board; provided, however, that abandonment, suspension, or termination of this Plan shall not affect any Options then outstanding under this Plan. No Option shall be granted pursuant to this Plan after ten (10) years from the effective date of this Plan as provided in Paragraph 22 hereof.

22.          Effective Date; Shareholder Approval.  This Plan was originally approved at the 2007 annual meeting of shareholders of KeySource Commercial Bank on May 9, 2007 (the "Effective Date") and was effective as of such date, was assumed and amended by KeySource on or around July 21, 2010, and was assumed and amended and restated by BNC effective September 14, 2012.

23.          Captions and Headings; Gender and Number. Captions and paragraph headings used herein are for convenience only, do not modify or affect the meaning of any provision herein, are not a part hereof, and shall not serve as a basis for interpretation or in construction of this Plan. As used herein, the masculine gender shall include the feminine and neuter, the singular number the plural, and vice versa, whenever such meanings are appropriate.

24.          Expenses of Administration of Plan. All costs and expenses incurred in the operation and administration of this Plan shall be borne by the Company or one or more of its subsidiaries.

25.          Governing Law. Without regard to the principles of conflicts of laws, the laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Plan.

26.          Inspection of Plan. A copy of this Plan, and any amendments thereto or modification thereof, shall be maintained by the Secretary of the Company and shall be shown to any proper person making inquiry about it.

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